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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

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
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     FORM 4                                                                               OMB APPROVAL
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                                                                                -------------------------------
                                                                                OMB NUMBER:           3235-0287
                                                                                EXPIRES:     SEPTEMBER 30, 1998
                                                                                ESTIMATED AVERAGE
                                                                                BURDEN HOURS PER RESPONSE...0.5
                                                                                -------------------------------

[ ] CHECK THIS BOX
    IF NO LONGER              Filed pursuant to Section 16(a) of the Securities
    SUBJECT TO SECTION     Exchange Act of 1934, Section 17(a) of the Public Utility
    16. FORM 4 OR FORM       Holding Company Act of 1935 or Section 30(f) of the
    5 OBLIGATIONS MAY                   Investment Company Act of 1940
    CONTINUE. SEE
    INSTRUCTION 1(B).

(Print or Type Responses)
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 1. Name and Address of        2. Issuer Name and Ticker or Trading       6. Relationship of Reporting
    Reporting Person*             Symbol                                     Persons to Issuer (Check
                                                                             all applicable)

BOOTY   JOHN      A.              ARV ASSISTED LIVING, INC. (SRS)            X  Director           10% Owner
--------------------------------------------------------------------------  ---                ---
(Last) (First) (Middle)        3. IRS or Social Security  4. Statement for      Officer (give  --- Other (Specify)
                                  Number of Reporting        Month/Year     ---          title
                                  Person                                                 below)
245 Fischer Avenue, Suite D-1     (Voluntary)                   12/98
-------------------------------                              ------------   ------------------------------------------------
           (Street)                                       5. If Amendment,     7. Individual or Joint/Group
                                                             Date of Original     Filing (Check applicable line)
Costa Mesa  CA       92626                          (Month/Year)
-------------------------------                                                   X   Form filed by One Reporting Person
(City)   (State)    (Zip)                                                        ---
                                                                                      Form filed by More than One Reporting
                                                                                 ---  Person
                               --------------------------------------------------------------------------------------------
                                 TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security           2. Trans- 3. Trans-  4. Securities Acquired  5. Amount of    6. Ownership  7. Nature of
    (Instr. 3)                    action    action    (A) or Disposed of (D)   Securities      Form:         Indirect
                                  Date      Code      (Instr. 3, 4 and 5)      Beneficially    Direct        Beneficial
                                           (Instr.8)                           Owned at        (D) or        Ownership
                                                                               End of Month    Indirect
                                                                                                (I)
                                                                               (Instr. 3       (Instr. 4)    (Instr. 4)
                                                                                and 4)
                           --------------------------------------------------
                           Month/Day/Year   Code  V   Amount  (A)or(D)  Price
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Common Stock                 12/8/98         S         7,250      D    $6.1638   79,500          I            Trust (1)
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Common Stock                 12/8/98         S         7,250      D    $6.1638   79,500          I            Trust (2)
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Common Stock                 12/9/98         S         4,000      D    $6.25     79,500          I            Trust (1)
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Common Stock                 12/9/98         S         4,000      D    $6.25     79,500          I            Trust (2)
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Common Stock                 12/9/98         S         3,750      D    $6.125    79,500          I            Trust (1)
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Common Stock                 12/9/98         S         3,750      D    $6.125    79,500          I            Trust (2)
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Common Stock                 12/10/98        S         5,000      D    $6.125   359,028          I            Trust (3)
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Common Stock                                                                      1,328          D
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REMINDER: REPORT ON A SEPARATE LINE FOR EACH CLASS OF SECURITIES BENEFICIALLY OWNED DIRECTLY OR INDIRECTLY.
* IF THE FORM IS FILED BY MORE THAN ONE REPORTING PERSON, SEE INSTRUCTION 4(B)(v)                                    (Over)
                                                                                                            SEC 1474 (7-96)

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FORM 4
(CONTINUED)

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TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
(E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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
1. Title of    2. Conver-  3. Trans-  4. Trans-  5. Number of     6. Date Exer-   7. Title and    8. Price
   Derivative     sion or     action     action     Derivative       cisable and     Amount of       of Deriv-
   Security       Exercise    Date       Code       Securities       Expiration      Underlying      ative
   (Instr. 3)     Price of    (Month/    (Instr.8)  Acquired(A)      Date            Securities      Security
                  Derivative   Day/                 or Disposed      (Month/Day/     (Instr. 3       (Instr. 5)
                  Security     Year)                of (D) (Instr.   Year)            and 4)
                                                    3, 4, and 5)

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                                                             Date      Expira-            Amount or
                                                             Exer-     tion               Number of
                                    Code  V   (A)     (D)    cisable   Date       Title   Shares

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9. Number of      10. Ownership         11. Nature of
   Derivative         Form of               Indirect
   Securities         Derivative            Beneficial
   Beneficially       Security:             Ownership
   Owned at           Direct (D)            (Instr. 4)
   End of Month       or Indirect (I)
   (Instr. 4)         (Instr. 4)


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Explanation of Responses:
(1) John A. Booty Charitable Remainder Unitrust
(2) Karen A. Booty Charitable Remainder Unitrust
(3) John A. Booty Trust

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note. File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


/s/ SHEILA M. MULDOON                                      December 16, 1998
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**Signature of Reporting Person                                   Date
John A. Booty, by Sheila M. Muldoon
his attorney-in-fact